Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

Air Products Elects John McGlade Chairman of the Board

LEHIGH VALLEY, Pa. (March 20, 2008) – Air Products (NYSE:APD) announced today its board of directors has elected John E. McGlade as chairman of the board effective, April 1, 2008.

McGlade, currently president and chief executive officer, succeeded John P. Jones as chief executive officer on October 1, 2007 upon his retirement. Jones continued to serve as chairman of the board until March 2008 to insure an orderly transition. McGlade is currently a member of the board of directors and will carry the titles of chairman, chief executive officer and president.

McGlade, 54, joined Air Products in 1976 in the company’s career development program and subsequently held various positions within its Gases business, including both domestic and international assignments.  He was named general manager of the Chemical and Process Industries Division in 1994 and vice president of the division in 1996, where he led the growth of the company’s premier position in hydrogen.  In 2001, he became general manager and vice president of the Performance Materials Division.  He became group vice president for the company’s worldwide Chemicals Group in 2003, was named president in 2006, and assumed his current position in 2007.  McGlade earned a B.S. degree in industrial engineering and an M.B.A. from Lehigh University.

Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. Air Products has annual revenues of $10 billion, operations in over 40 countries, and 22,000 employees around the globe. For more information, visit www.airproducts.com.

# # #

Media Inquiries:

Beth Mentesana, tel: (610) 481-2459; e-mail: mentesbk@airproducts.com.

Investor Inquiries:

Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com.